UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 14, 2010

(Date of earliest event reported)

Corning Natural Gas Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	16-0397420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its regular meeting on December 14, 2010, the Board of Directors of Corning Natural Gas Corporation (the "Company") set the salaries for certain of its executive officers for its 2011 fiscal year and awarded compensatory stock options with an exercise price of $19.25 and a term of four (4) years, as follows:

	Salary	Options to purchase
		common stock

Michael I. German
Chief Executive Officer, President	$165,000	5,000
and Director
Firouzeh Sarhangi
Chief Financial Officer and Treasurer	$122,000	1,000
Stanley G. Sleve
Vice President - Administration
and Corporate Secretary	$109,000	1,000
Matthew J. Cook
Vice President - Operations	$114,500	1,000
Russell S. Miller	$104,000	1,000
Vice President, Gas Supply and Marketing

Item 8.01. Other Events

On December 14, 2010, the Company's Board of Directors increased its per share dividend from $0.15/quarter to $0.1725/quarter for the quarter ending December 31, 2010, for shareholders of record on December 31, 2010. The dividend is payable on or about January 15, 2011.

At the same meeting, the Company's Board of Directors voted to authorize management to seek the approval of the New York Public Service Commission ("NYPSC") for the issuance and distribution of a stock dividend. The Company would pay to each shareholder one share of Common Stock for each two shares held by such holder, subject to the approval of the NYPSC and any other required governmental approvals. The Company intends to file with the NYPSC seeking permission to issue a 50% stock dividend imminently. The Company does not know when the NYSPSC will act upon the Company's request. No record date can be established until such approvals are obtained.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release for quarterly dividend for Corning Natural Gas Corporation, dated December 16, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Corporation

By: /s/ Michael I. German

President and Chief Executive Officer

Dated: December 16, 2010